UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 16, 2008

Williams-Sonoma, Inc.
(Exact name of registrant as specified in its charter)

California	001-14077	94-2203880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 Van Ness Avenue, San Francisco, California 94109
(Address of principal executive offices)

Registrant’s telephone number, including area code	(415) 421-7900

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On May 16, 2008, Williams-Sonoma, Inc. (the “Company”) completed two transactions relating to its corporate aircraft. First, the Company was able to take advantage of a robust private aviation market and sold its Bombardier Global Express airplane for $46.8 million in cash to a third party purchaser. This sale will result in a pre-tax gain to the Company of approximately $16 million, or approximately $0.09 per share. Second, in order to address the Company’s ongoing aircraft needs, the Company entered into an Aircraft Lease Agreement (the “Lease Agreement”) with a limited liability company (the “LLC”) owned by W. Howard Lester, the Company’s Chief Executive Officer, Chairman of the Board of Directors and a significant shareholder, for use of a Bombardier Global 5000 owned by the LLC. These transactions were approved by the Company’s Board of Directors (the “Board”). The Board determined that the sale of one of the Company’s two aircraft at a significant profit, given favorable market conditions, combined with the lease of the Bombardier Global 5000 from the LLC, presented an opportunity to reduce the Company’s overall aircraft costs over the term of the lease. A more complete description of the financial impact of these transactions will be provided in the Company’s Form 10-Q for the fiscal quarter ending August 3, 2008.

Given Mr. Lester’s involvement in the transaction, the Board determined that an independent review of the proposed transactions was necessary. Consequently, at the direction of the Board, the Lease Agreement was negotiated between the Chairman of the Audit and Finance Committee of the Board and Mr. Lester, each of whom was independently and separately advised by aviation counsel. In addition, the Board retained and was advised by two nationally recognized independent aviation consulting firms, which provided approximate valuations of both aircraft and advised the Board that the sale of the Global Express and the lease of the LLC’s aircraft would enable the Company to upgrade its fleet while at the same time reduce the overall aircraft costs to the Company over the term of the lease.

The two transactions were reviewed extensively at multiple meetings of the Audit and Finance Committee and of the Board. The terms of the transactions were subsequently approved by the independent members of the Board at a meeting at which Mr. Lester and director Patrick Connolly, a Company executive, recused themselves. The Board believes that the terms of the Lease Agreement are more favorable to the Company than those currently available in the market, and that the sale price of the Global Express is reflective of the current favorable market for private aircraft, based on the advice of its independent aviation consultants.

Under the terms of the Lease Agreement, in exchange for use of the aircraft, the Company will pay the LLC $375,000 for each of the thirty six months of the lease term through May 15, 2011. The Company is also responsible for all use-related costs associated with the aircraft, including fixed costs such as crew salaries and benefits, insurance and hangar costs, and all direct operating costs. The Company will maintain property and liability insurance on the Bombardier Global 5000 during the term of the Lease Agreement. The Company will also pay applicable property taxes and has agreed to keep the aircraft on pre-determined maintenance plans. Closing costs associated with the Lease Agreement will be divided evenly between the Company and the LLC, and each party will pay its own attorney and advisor fees. The Lease Agreement is subject to early termination by either party, with 90 days prior written notice, if Mr. Lester retires or otherwise withdraws from active management of the Company.

In connection with the aforementioned Lease Agreement, on May 16, 2008, the Company also entered into a Consent to Lease and Assignment (the “Consent Agreement”) with the LLC and Bank of America, N.A., whereby Bank of America, which is providing financing to the LLC, consented to the lease of the aircraft by the LLC to the Company. The Consent Agreement provides that, in exchange for such consent by Bank of America, the Company shall, among other terms, indemnify Bank of America and its affiliates from liabilities arising from the Company’s actions or failure to act regarding the Consent Agreement, Lease Agreement, and any related agreements.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIAMS-SONOMA, INC.

Date: May 22, 2008	By:	/s/ Sharon L. McCollam
Sharon L. McCollam Executive Vice President, Chief Operating and Chief Financial Officer

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